Exhibit 99.1

Quinpario Acquisition Corp. Announces Pricing of
$150,000,000 Initial Public Offering

ST. LOUIS, MISSOURI, August 9, 2013 /PRNewswire/ -- Quinpario Acquisition Corp. (the "Company") (QPACU), a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business in the specialty chemicals and performance materials sectors, today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit for gross proceeds of $150,000,000 on August 8, 2013.  Each unit issued in the initial public offering consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $12.00 per share.

The units are expected to begin trading today on The Nasdaq Capital Market under the symbol “QPACU”.  The common stock and warrants comprising the units shall begin separate trading no later than the 52nd day following the date of the prospectus.  The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units to cover overallotments, if any.

C&Co/PrinceRidge LLC acted as the sole book running manager and representative of the underwriters in the offering. Cantor Fitzgerald & Co. and Drexel Hamilton, LLC acted as co-managers.  Ellenoff Grossman & Schole LLP acted as counsel to the Company and Loeb & Loeb LLP acted as legal counsel to the underwriters.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to the units and the underlying securities has been declared effective by the Securities and Exchange Commission on August 8, 2013.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from C&Co/PrinceRidge LLC at 1633 Broadway, 28th Floor, New York, New York 10019, or by email at rbrining@princeridge.com.

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Contact Information:

Melissa H. Zona
Director, Communications
636-751-4057